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                                                                     EXHIBIT 3.1


                                                                  EXECUTION COPY
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                          FOURTH AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                           SUMMAGRAPHICS CORPORATION


                           Dated as of July 23, 1996



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                          FOURTH AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                           SUMMAGRAPHICS CORPORATION


          Summagraphics Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, filed its Certificate of Incorporation with the Secretary of State of the State of Delaware on June 29, 1972 under the name "Scriptographics Corporation". Desiring to amend its Certificate of Incorporation, as heretofore amended, and to restate the same, as amended, Summagraphics Corporation does hereby certify:

          FIRST: That the Board of Directors of said Corporation, at a meeting duly called at which a quorum was present and acting throughout, duly adopted a resolution proposing and declaring advisable the amendment and restatement of the Certificate of Incorporation of said Corporation as hereinafter set forth.

          SECOND: That, thereafter, the stockholders of said Corporation, in a manner and by the vote prescribed by Section 242 of the General Corporation Law of the State of Delaware, voted in favor of the amendment and restatement.

          THIRD: That this Fourth Amended and Restated Certificate of Incorporation of Summagraphics Corporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

          FOURTH: That the Third Restated Certificate of Incorporation of Summagraphics Corporation is hereby amended and restated in its entirety as follows:

          ARTICLE 1. The name of the corporation is CalComp Technology, Inc. (hereinafter the "Corporation").

          ARTICLE 2. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

          ARTICLE 3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
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          ARTICLE 4.  The total number of shares of stock which the Corporation shall have authority to issue is Sixty-Five Million (65,000,000), of which Sixty Million (60,000,000) shares of the par value of one cent ($.01) per share, amounting in the aggregate to Six Hundred Thousand Dollars ($600,000), shall be Common Stock, and Five Million (5,000,000) shares of the par value of one cent ($.01) per share, amounting in the aggregate to Fifty Thousand Dollars ($50,000), shall be Preferred Stock. A description of the respective classes of stock and a statement of the designations, preferences, voting powers (or no voting powers), relative participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

          (a)  Preferred Stock
               ---------------

               The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors is expressly authorized, subject to the limitations prescribed by law and the provisions of this Fourth Amended and Restated Certificate of Incorporation, to provide for the issuance of all or any shares of the Preferred Stock in one or more series, each with such designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board of Directors to create such series, and a certificate setting forth said resolution or resolutions shall be filed in accordance with the General Corporation Law of the State of Delaware. The authority of the Board of Directors with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may be: (i) subject to redemption, at the option of either the holder or the Corporation or upon the happening of a specified event, at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation

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               to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;
               (iv) convertible into, or exchangeable for, at the option of either the holder or the Corporation or the happening of a specified event, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments, if any; (v) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of Preferred Stock; or (vi) entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors may deem advisable and as are not inconsistent with law or the provisions of this Fourth Amended and Restated Certificate of Incorporation.

          (b)  Common Stock
               ------------

               Except as otherwise required by law, this Fourth Amended and Restated Certificate of Incorporation, or as otherwise provided for in any resolutions of the Board of Directors providing for the issuance of shares of Preferred Stock in one or more series, the holders of the Common Stock, voting together as a single class with the holders of the Preferred Stock, if any, shall possess all of the voting power. Each holder of Common Stock shall be entitled to one vote for each share held. The Corporation shall not have cumulative voting.

          ARTICLE 5.  The Corporation is to have perpetual existence.

          ARTICLE 6. The Board of Directors of the Corporation shall be comprised of seven members or such other number of members as is determined by the Board of Directors of the Corporation in accordance with the Bylaws.

          ARTICLE 7. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

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          (a)  The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

          (b) Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

          (c) The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

          ARTICLE 8. (a) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the General Corporation Law of the State of Delaware, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (an "indemnitee"), against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such indemnitee. The Corporation shall be required to indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the initiation of such proceeding (or part thereof) by the indemnitee was authorized by the Board of Directors of the Corporation.

          (b) Notwithstanding the foregoing subparagraph (a), a director or officer of the Corporation shall only be indemnified with respect to a criminal action or proceeding, if at all, if the director or officer had no reasonable cause to believe the conduct giving rise to such action or proceeding was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create the presumption that such person did not act in good faith and in a manner such person believed to be in or not opposed to the best interests of the Corporation and, with respect to a criminal action or proceeding, shall not

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               create the presumption that such person had reasonable cause to believe that the conduct giving rise to such action or proceeding was unlawful.

          (c) Any and all indemnifications (except those ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that the indemnification of the director or officer is proper under the circumstances. The determination of the propriety of indemnification in a specific case shall be made upon the affirmative vote of a majority of the directors who are not parties to the action, suit or proceeding, even if such directors comprise less than a quorum. In the event there are no such directors, or if such directors so direct, the determination shall be made by independent legal counsel in a written opinion or by the stockholders.

          (d) The Corporation may, in the discretion of the majority of the Board of Directors who are not parties to the action, suit or proceeding, to pay expenses and legal fees incurred by a director or officer in defending any civil, criminal, administrative or investigative action in advance of its final disposition upon an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that the director or officer is not entitled to be indemnified by the Corporation.

          (e) The Corporation is hereby authorized to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against the director, officer, employee or agent and incurred by such person in any such capacity, or arising out of the director, officer, employee or agent's status as such, whether or not the Corporation would have the power to indemnify such person against liability under the law of the applicable jurisdiction.

          ARTICLE 9. (a) Upon the consummation of the Plan of Reorganization and Agreement for the Exchange of Stock of CalComp Inc. for Stock of Summagraphics Corporation, as

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     amended, pursuant to which Lockheed Martin Corporation ("Lockheed Martin")
     will exchange 100% of the issued and outstanding Common Stock of CalComp Inc. for approximately 89.7% of the then-issued and outstanding Common Stock of the Corporation, Lockheed Martin will own shares of the outstanding Common Stock of the Corporation, which represents a controlling interest in the Corporation. As used herein, "Lockheed Martin" includes Lockheed Martin and each corporation, partnership, joint venture, limited liability company, association and other entity in which the Corporation beneficially owns (directly or indirectly) fifty percent (50%) or more of the outstanding common stock of such corporation or, if not a corporation, equity interests entitled to vote generally in the election of the governing body of such entity. In anticipation that the Corporation and Lockheed Martin may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of (i) the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Lockheed Martin (including service of officers, directors and employees of Lockheed Martin as directors of the Corporation) and (ii) the difficulties attendant to any director, who desires and endeavors fully to satisfy such director's fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article 9 are set forth to regulate, define and guide, to the extent permitted by law, the conduct of certain affairs of the Corporation as they may involve Lockheed Martin and its officers, directors and employees, and the powers, rights, duties and liabilities of the Corporation and its officers, directors, employees and stockholders in connection therewith; provided, however, except as expressly set forth herein, nothing contained in this Article 9 shall limit, restrict or relieve the powers, rights, duties and liabilities of the Corporation and its officers, directors, employees and stockholders.

          (b) To the fullest extent permitted by the General Corporation Law of the State of Delaware, except as Lockheed Martin may otherwise agree in writing, Lockheed Martin shall have the right to (i) engage in the same or similar business activities or lines of business as the Corporation and
     (ii) do business with any client or customer of the Corporation, and Lockheed Martin shall have no duty to refrain from engaging in such business activities or to refrain from doing business with such clients and customers. To the fullest extent permitted by the General Corporation Law of the State of Delaware, neither Lockheed Martin nor any officer, director or employee thereof (except as provided in subparagraph (c)

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     of this Article 9) shall be liable to the Corporation or its stockholders for breach of any duty which is owed or may be owed to the Corporation by reason of any such activities of Lockheed Martin or of such person's participation therein. To the fullest extent permitted by the General Corporation Law of the State of Delaware, in the event that Lockheed Martin acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Lockheed Martin and the Corporation, other than from the Corporation, Lockheed Martin shall have no duty to communicate or present such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any duty as a stockholder of the Corporation by reason of the fact that Lockheed Martin pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to the Corporation.

          (c) In the event that a director, officer or employee of the Corporation who is also a director, officer or employee of Lockheed Martin acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and Lockheed Martin, such director or officer of the Corporation shall act in good faith in a manner consistent with the following policy:

               (i) a corporate opportunity offered to any person who is a director, officer or employee of the Corporation and who is also a director but not an officer or employee of Lockheed Martin shall belong to the Corporation, unless such opportunity is expressly offered to such person primarily in his or her capacity as a director of Lockheed Martin, in which case such opportunity shall belong to Lockheed Martin;

               (ii) a corporate opportunity offered to any person who is a director but not an officer or employee of the Corporation and who is also a director, officer or employee of Lockheed Martin shall belong to Lockheed Martin, unless such opportunity is expressly offered to such person primarily in his or her capacity as a director of the Corporation or he or she became aware of it in the course of the performance of his or her duties on behalf of the Corporation, in which case such opportunity shall belong to the Corporation; and

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              (iii) a corporate opportunity offered to any other person who is either (A) an officer or employee of both the Corporation and Lockheed Martin or (B) a director of both the Corporation and Lockheed Martin (but an officer or employee of neither the Corporation nor Lockheed Martin) shall belong to Lockheed Martin or to the Corporation, as the case may be, if such opportunity is expressly offered to such person primarily in his or her capacity, or he or she became aware of it in the course of the performance of his or her duties on behalf of the Corporation, as an officer, employee or director of Lockheed Martin or of the Corporation, as the case may be; otherwise, such opportunity shall belong to either Lockheed Martin or the Corporation as a majority of the directors of the Corporation who are not officers or employees of either Lockheed Martin or the Corporation or directors of Lockheed Martin shall determine in their good faith judgment, taking into account all the facts and circumstances with respect to such opportunity.

          (d) For the purposes of this Article 9, "corporate opportunities" shall not include any business opportunities that the Corporation is not financially able to undertake, or that are, from their nature, not in the ordinary business of the Corporation or are of no practical advantage to it or that are ones in which the Corporation has no interest or reasonable expectancy. In addition, "corporate opportunities" shall not include any transactions in which the Corporation or its subsidiaries are permitted to participate pursuant to any services agreement or any other agreement (which may be adopted, amended or repealed from time to time by the vote of a majority of the disinterested directors) between Lockheed Martin and the Corporation (each such agreement is referred to herein as a "Services Agreement"), it being acknowledged that the rights of the Corporation under any such Services Agreement shall be deemed for all purposes to be contractual rights and shall not be corporate opportunities of the Corporation for any purpose; provided, however, that the absence of any such Services Agreement, or the absence of any provisions in a Services Agreement relating to any particular transactions or types of transactions, shall not support any inferences or implications or have any effect whatsoever on transactions not explicitly covered by a Services Agreement.

          (e) Any person or entity that currently owns, hereafter purchases or hereafter otherwise acquires any interest in any

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     shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 9.

          (f) For purposes of this Article 9, the "Corporation" shall mean the Corporation and each corporation, partnership, joint venture, limited liability company, association and other entity in which the Corporation beneficially owns (directly or indirectly) fifty percent (50%) or more of the outstanding common stock of such corporation or, if not a corporation, equity interests entitled to vote generally in the election of the governing body of such entity.

          ARTICLE 10. (a) In anticipation that (i) the Corporation and Lockheed Martin or its customers (or other persons acquiring products manufactured or distributed by Lockheed Martin) may enter into contracts or otherwise transact business with each other and that the Corporation may derive benefits therefrom and (ii) the Corporation may from time to time enter into contractual, corporate or business relations with one or more of its directors, or one or more corporations, partnerships, associations or other organizations in which one or more of its directors have a financial interest or are affiliated with (collectively "Related Entities"), the provisions of this Article 10 are set forth to regulate and guide certain contractual relations and other business relations of the Corporation as they may involve Lockheed Martin or its customers (or other persons acquiring products manufactured or distributed by Lockheed Martin), Related Entities and their respective officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. The provisions of this
     Article 10 are in addition to, and not in limitation of, the provisions of the General Corporation Law of the State of Delaware and the other provisions of this Fourth Amended and Restated Certificate of Incorporation. Any contract or business relation that does not comply with procedures set forth in this Article 10 shall not by reason thereof be deemed void or voidable or result in any breach of any duty or the derivation of any improper personal benefit but shall be governed by the provisions of this Fourth Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, the General Corporation Law of the State of Delaware and other applicable law.

          (b) Directors of the Corporation who are also directors or officers of Lockheed Martin or any Related Entity may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee thereof that authorizes, approves or ratifies any contract, agreement, arrangement or transaction or any arrangements, guidelines or

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     standards.  Voting shares owned by Lockheed Martin, any Related Entities, or such interested party may be counted in determining the presence of a quorum at a meeting of stockholders that authorizes, approves or ratifies any contract, agreement, arrangement or transaction or any arrangements, guidelines or standards.

          (c) To the fullest extent permitted by law, Lockheed Martin shall not be liable to the Corporation or its stockholders for breach of any duty by reason of the fact that Lockheed Martin in good faith takes any action or exercises any rights or gives or withholds any consent in connection with any agreement or contract between Lockheed Martin and the Corporation. No vote cast or other action taken by any person who is an officer, director or other representative of Lockheed Martin, which vote is cast or action is taken by such person in his or her capacity as a director of the Corporation, shall constitute an action of or the exercise of a right by or a consent of Lockheed Martin for the purpose of any such agreement or contract.

          (d) Any person or entity that currently owns, hereafter purchases or hereafter otherwise acquires any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 10.

          (e) For purposes of this Article 10, any contract, agreement, arrangement or transaction with any corporation, partnership, joint venture, limited liability company, association or other entity in which the Corporation beneficially owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting power, or with any officer or director thereof, shall be deemed to be a contract, agreement, arrangement or transaction with the Corporation.

          ARTICLE 11. A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. If the General Corporation Law of the State of Delaware is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

          Any repeal or modification of the foregoing paragraph shall not adversely affect any right or

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     protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

          ARTICLE 12. The Corporation shall not be governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware or by any similar law restricting business combinations with an Interested Stockholder, as defined in such Section 203.

          ARTICLE 13. The Corporation reserves the right to amend or repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

     IN WITNESS WHEREOF, Summagraphics Corporation has caused this certificate to be signed by Michael S. Bennett, its duly authorized President and Chief Executive Officer, and attested by Robert B. Sims, its duly authorized Secretary, this 23rd day of July, 1996.


ATTEST:                                CALCOMP TECHNOLOGY, INC.


______________________________         By:___________________________
Robert B. Sims                            Michael S. Bennett
Secretary                                 President and Chief Executive
                                             Officer

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